EXECUTIVE EMPLOYMENT AGREEMENT (Amended)

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is a May 15, 2008 amendment to the agreement made and entered into and effective as of the 27th day of September, 2007 (the "Effective Date"), between Onstream Media Corporation, a Florida corporation, whose principal place of business is 1291 S.W. 29th Avenue, Pompano Beach, Florida 33069 (the "Company") and Robert E. Tomlinson, an individual whose address is 2150 NE 65th Court, Fort Lauderdale, Florida 33308-1012 (the "Executive").

RECITALS

A. The Company is a Florida corporation and is principally engaged in the business of providing managed services including webcasting, digital asset management, collaboration and video and audio transport, storage and encoding (the "Business").

B. The Company presently employs the Executive and desires to continue to employ the Executive and the Executive desires to continue in the employ of the Company.

C. The Company has established a valuable reputation and goodwill in the Business.

D. The Executive, by virtue of the Executive's employment with the Company has become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

E. Any and all options granted to Executive preceding this Agreement shall continue and not expire as a result of any options issued under this Agreement.

F. The Change of Control excludes any Merger and any related financing occurring within eighteen (18) months of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Employment Period.

a. Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as the Chief Financial Officer and a Senior Vice President of the Company and shall have general executive operating supervision and authority over the financial aspects and affairs of the Company, its subsidiaries and divisions, including accounting and reporting matters, subject to the guidelines and direction of the Board of Directors of the Company.

b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's senior executive position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business including as a member of the board of directors of related companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

4. Term. The Term of employment hereunder will commence on the date as set forth above and terminate three (3) years from the Effective Date, and such term shall automatically be extended for successive one (1) year terms thereafter unless (a) the parties mutually agree in writing to alter or amend the terms of the Agreement; or (b) one or both of the parties exercises their right, pursuant to Section 6 herein, to terminate this employment relationship. For purposes of this Agreement, the Term (the "Term") shall include the initial term and all renewals thereof.

5. Compensation and Benefits.

a. Salary. The Executive shall be paid a base salary (the "Base Salary"), payable semi-monthly, at an annual rate of no less than Two Hundred Seven Thousand Two Hundred Thirty Dollars ($207,230.00) for the first year, with annual incremental increases of five (5%) percent per year. Notwithstanding this, the first annual increase shall be ten percent (10%) since it was already agreed at this amount for the unexpired fifteen months remaining in the predecessor employment contract, and shall be effective December 27, 2007, with an additional raise of 7.08% (10% prorated monthly) occurring on the first anniversary date of the Effective Date and 5% annually thereafter.

b. Performance Based Bonus.

As additional compensation, the Executive shall be entitled to receive a performance based bonus, based on meeting revenue and cash flow objectives. The Executive shall be granted options ("Performance Options") to purchase an aggregate of 220,000 shares of Common Stock, subject to anti-dilution provisions relating to adjustments in the event that the Company, among other things, declares stock dividends, effects forward or reverse stock splits, at an exercise price of the fair market value of the date of the grant, and shall be exercisable for a period of four (4) years from the date of vesting unless sooner terminated, as described herein. The date of grant shall be the Effective Date of this Agreement. Up to one-half of these shares will be eligible for vesting on a quarterly basis and the rest annually, with the total grant allocated over a two-year period, starting with the quarter ended December 31, 2007. Vesting of the quarterly portion is subject to achievement of increased revenues over the prior quarter as well as positive and increased net cash flow per share (defined as cash provided by operating activities per the Company’s statement of cash flow, measured before changes in working capital components and not including investing or financing activities) for that quarter. Vesting of the annual portion is subject to meeting the above cash flow requirements on a year-over-year basis, plus a revenue growth rate of at least 30% for the fiscal year over the prior year, starting with the fiscal year ended September 30, 2008. In the event of quarter to quarter decreases in revenues and or cash flow, the Performance Options shall not vest for that quarter but the unvested quarterly Performance Options shall be added to the available Performance Options for the year, vested subject to achievement of the applicable annual goal. In the event this Agreement is not renewed or the Executive is terminated other than for Cause, the Executive shall be entitled to register the stock underlying the vested portion of the Performance Options provided hereunder on the terms and conditions set forth in a registration rights agreement to be mutually agreed upon by and between Executive and the Company. The Company shall file such Registration Statement as promptly as practicable and at its sole expense. The Company will use its reasonable best efforts through its officers, directors, auditors and counsel in all matters necessary or advisable to file and cause to become effective such Registration Statement as promptly as practicable. Company and Executive agree that this bonus program will continue after the initial two-year period, through the end of the Term, with the specific bonus parameters to be negotiated in good faith between the parties at least ninety (90) days before the expiration of the program then in place.

c. Stock Options. The Executive shall be granted options ("Options") to purchase an aggregate of 400,000 shares of Common Stock at an exercise price of the fair market value of the date of the grant, and shall be exercisable for a period of four (4) years from the date of vesting unless sooner terminated, as described herein. The date of grant shall be the Effective Date of this Agreement. The Options shall vest in installments of 100,000 options each, on each anniversary of the Effective Date of this Agreement, subject to anti-dilution provisions relating to adjustments in the event that the Company, among other things, declares stock dividends, effects forward or reverse stock splits. In addition, the Options shall automatically vest upon the happening of the following events: (i) change of control of the Company, as defined herein; (ii) Constructive Termination, as defined herein, of the Executive; and (iii) termination of the Executive other than for Cause, as defined herein. The unvested Options shall automatically terminate upon the happening of the following: (i) the Executive’s termination for Cause, as defined herein; and (ii) the Executive’s voluntary termination. In the event this Agreement is not renewed or the Executive is terminated other than for Cause, the Executive shall be entitled to register the stock underlying the Options provided hereunder on the terms and conditions set forth in a registration rights agreement to be mutually agreed upon by and between Executive and the Company. The Company shall file such Registration Statement as promptly as practicable and at its sole expense. The Company will use its reasonable best efforts through its officers, directors, auditors and counsel in all matters necessary or advisable to file and cause to become effective such Registration Statement as promptly as practicable. Upon any termination of the Executive, or if there shall be a Change in Control as defined in the Agreement, and if the 5 day average closing stock price is equal to or greater than the exercise price ($2.50) of the option on the date of termination or Change in Control, the Company will cancel the Options and will issue fully paid shares in replacement of the Options (“Paid Shares”). The Company will pay any and all income taxes incurred by Executive from the issuance of the Paid Shares; such reimbursement to be made within thirty (30) days of Executive’s request for reimbursement accompanied by appropriate supporting paperwork, but in no event later than December 31 of the calendar year following the year in which the Executive remits the applicable taxes on the Paid Shares issued to him. If the 5 day average closing stock price is less than the exercise price ($2.50) of the option on the date of termination or Change in Control, the options will remain exercisable over the initial term. The provisions of the three preceding sentences, as well as the accelerated vesting provisions above, shall apply to any other options previously issued to the Executive, during or before the Term of the Agreement.

d. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other salaried employees, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, personal and sick leave, short and long-term disability and salary continuation, vacation and holidays, cellular telephone and all job-related costs and expenses, educational and licensing expenses and other fringe benefits. In addition the executive will be entitled to receive $1500 monthly as part of a compensation plan for the executive’s retirement savings. The $1500 monthly “retirement savings” payment will be paid directly to Executive each month or contributed to the Company's 401(k) plan or other investment/retirement plan on Executive's behalf, as Executive shall elect from time to time.

e. Vacation. During each fiscal year of the Company, the Executive shall be entitled to reasonable vacation time and to utilize such vacation as the Executive shall determine; provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling. Notwithstanding the foregoing, Executive shall be entitled to four (4) weeks vacation per year, with unused vacation accruing to the following year in accordance with the Company’s policy.

f. Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefore.

g. Automobile Expenses. The Company shall provide the Executive with an automobile allowance not to exceed $1,000 per month. The Company shall pay all insurance premiums and maintenance for the automobile that is the subject of the automobile allowance.

h. Memberships, Dues and Charitable Contributions. The Company shall provide to the Executive, in the Executive's sole discretion (i) a membership in a social, charitable or religious organization or club, which membership shall be either in the name of the Executive or in the name of the Company, as determined by the Executive; or (ii) an equivalent dollar amount of charitable donations or contributions shall be made, which amounts and which charities shall be determined in the sole discretion of the Executive; provided that such Membership, Dues and Charitable Contributions shall not exceed Five Thousand Dollars ($5,000) per year.

i. Place of Employment - Moving Allowance. This Agreement is entered into on the basis that the principal place of business of the Company, and the location from which Executive is to be based for the performance of his services hereunder, is Pompano Beach, Florida. In the event that the Company shall change the location of Company's principal office, or otherwise require Executive to be based and/or to operate from another location which is more than fifty (50) miles further from Executive's then-current residence to the Company's current headquarters office at 1291 S.W. 29th Avenue, Pompano Beach, Florida 33069, Company shall reimburse Executive for all moving and relocation expenses paid or incurred in connection with Executive's relocation to a new residence closer to Company's new principal office.

j. 409A Expense Payment Date. Notwithstanding anything to the contrary herein provided, any amounts payable or reimbursable to Executive under paragraphs 5(f), (g), (h) and (i) above shall be paid to Executive promptly after submitted for payment or reimbursement, but in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred by Executive.

6. Consequences of Termination of Employment.

a. Death. In the event of the death of the Executive during the Term, salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of one (1) year from and after the date of death. The Company shall also be obligated to pay to the Executive's estate or heirs, as the case may be, any amount of bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under this Agreement during the one-year period from and after the date of death, including the amounts set forth in Sections 5(b), 24 and 25 of this Agreement. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

b. Disability.

(1) In the event of the Executive's disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive's salary and benefits for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than 180 days from the date on which the disability has been deemed to occur as hereinafter provided below. The Company shall also be obligated to pay to the Executive any amount of bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under this Agreement during the one-year period from and after the date of Disability, including the amounts set forth in Sections 5(b), 24 and 25 of this Agreement. Any amounts provided for in this Section 6(b) shall not be offset by other short or long-term disability benefits provided to the Executive by the Company.

(2) "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for an aggregate of 180 days or more in any twelve-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction or (C) if it is determined that the Executive has a physical or mental impairment, as confirmed by a licensed physician but subject to reasonable challenge by the Company (including obtaining as second opinion), which is expected to render Executive unable to perform the Executive’s duties for the foreseeable future. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

c. Termination by the Company for Cause.

(1) Nothing herein shall prevent the Company from terminating Employment for "Cause," as hereinafter defined. The Executive shall continue to receive salary only for the period ending twenty (20) days after the date of such termination plus any accrued Bonus through such date of termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2) "Cause" shall mean and include those actions or events specified below in subsections (A) through (E) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; or (E) any assignment of this Agreement by the Executive in violation of Section 14 of this Agreement. No actions, events or circumstances occurring or taking place at any time prior to the date of this Agreement shall in any event constitute or provide any basis for any termination of this Agreement for Cause;

(3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct, if possible.

d. Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving three (3) months' prior written notice. During such three (3) month period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. Subsequent to such 3 month period, the Executive shall be entitled to all Compensation and Benefits as set forth in Subsection 6(h) of this Agreement.

e. Voluntary Termination. In the event the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6(f) and/or Section 6(g)) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(c).

f. Constructive Termination of Employment. A termination of employment by Executive shall be deemed to be a Constructive Termination of employment upon the occurrence of one or more of the following events without the express written consent of the Executive. In such event, the Executive shall be entitled to all Compensation and Benefits as set forth in Subsection 6(h) of this Agreement:

(1) a material adverse change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive's position as described in Section 3; or

(2) a change in the Executive's principal office to a location outside of Broward County or Palm Beach County; or

(3) any material reduction in the Executive's base salary, bonus or other benefits; or

(4) a material breach of the Agreement by the Company.

Anything herein to the contrary notwithstanding, the Executive shall be required to give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6(f) within ninety (90) days of the initial occurrence, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Company shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event. Executive's termination shall not be considered to be a Constructive Termination unless such termination occurs on or before two (2) years after the initial existence of the condition or event giving rise to the Constructive Termination.

g. Termination Following a Change of Control.

(1) In the event that a "Change in Control" of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within one year after the occurrence of such event, and such termination of the Executive's employment with the Company pursuant to this Section 6(g)(1), and, in any such event, such termination shall be deemed to be a Termination by the Company other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(h) of this Agreement.

(2) For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in ownership of the Company (as defined in Treasury Regs. §1.409A-3(i)(5)(v)), a change in effective control of the Company (as defined in Treasury Regs. §1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regs. §1.409A-3(i)(5)(vii)). However, the change in ownership percentage threshhold used for this purpose shall be no less than 50%, unless otherwise agreed between the parties.

Anything herein to the contrary notwithstanding, this Section 6(g)(2) will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6(g)(2) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

(3) In the event that, within twelve (12) months of any Change in Control of the Company, the Company terminates the employment of the Executive under this Agreement, other than for Cause as defined in Section 6(d), or the Executive's employment is terminated for reasons constituting a Constructive Termination as defined in Section 6(f), then, in any such event, such termination shall be deemed to be a Termination by the Company other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(h) of this Agreement.

h. Compensation and Benefits Upon Termination of Executive Employment. In the event of any termination of Executive's employment other than for Cause under Section 6(d), or any termination of Executive's employment pursuant to Section 6(f) or Section 6(g), on the effective date of any such termination, the Executive shall be entitled to receive the following:

(1) All life, disability, health insurance and all other benefits pursuant to Section 5, to which he was entitled to continue to receive thirty (30) days prior to the Effective Date of such termination, for a period equal to the lesser of (A) the date of termination until a date one year after the end of the initial employment contract term, or (B) three (3) years from the date of termination, and which benefits shall be made for such period (as determined herein) following the effective date of such termination; provided that the Executive shall receive the cash equivalent of all or any part of such life, disability, health insurance and all other benefits from the Company (in lieu of receiving such benefits) in the event such benefits can not be provided to Executive in-kind; plus

(2) An immediate payment equal to (3) times the Executive's annual Base Salary, based upon the greater of the Executive's Base Salary (i) immediately prior to the effective date of termination or (ii) as of ninety (90) days prior to the effective date of termination.

The provisions of this Section 6.h notwithstanding, the Compensation and Benefits to be received by the Executive pursuant to this Section 6.h shall not exceed the amount set forth in Section 162(m) of the Internal Revenue Code, or its successor provision.

i. Notwithstanding anything to the contrary herein provided, if Executive is considered a "specified employee" (as defined in Treasury Regs. §1.409A-1(i)) as of the date of his termination of employment, no "deferred compensation payments" shall be made to Executive hereunder before the date which is six (6) months after the date of Executive's termination of employment (or upon the Executive's death, if earlier) (the "Restricted Period"). Any deferred compensation payments which would otherwise be required to be made to Executive during the Restricted Period shall be retained by the Company and paid to Executive on the first day after the end of the Restricted Period. The foregoing restriction on the payment of amounts to Executive during the Restricted Period shall not apply to the payment of employment taxes. The term "deferred compensation payments" shall mean any payment or series of payments which is considered to be non-qualified deferred compensation under Treasury Regs. §1.409A-1(a) and otherwise subject to the requirements of Treasury Regs. §1.409A-3(i)(2). Notwithstanding the above, in the event there is a material change in the law relaxing the applicability of the six-month waiting period or further limiting the nature of compensation subject such waiting period, that this Agreement will be automatically modified to comply with those changes.

7. Covenant Not to Compete and Non-Disclosure of Information.

a. Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Executive's employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c), then the Executive agrees to the following:

i. That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor or agent.

ii. That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b. Non-Disclosure of Information. In the event Executive's employment has been terminated pursuant to either Section 6(b) or Section 6(c) hereof, Executive agrees that, during the Restricted Period, Executive will not use or disclose any Proprietary Information of the Company for the Executive's own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term "Proprietary Information" shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of Company's Business, or is a customer list or similar list of persons engaged in business activities with Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement. Executive further agrees that in the event his employment is terminated pursuant to Sections 6(b) or 6(c) above, all Documents in his possession at the time of his termination shall be returned to the Company at the Company's principal place of business.

c. Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

d. Company's Clients. The "Company's Clients" shall be deemed to be any partnerships, corporations, professional associations or other business organizations for whom the Company has performed Business Activities.

e. Restrictive Period. The "Restrictive Period" shall be deemed to be twelve (12) months following termination of this Agreement pursuant to Sections 6(b) or 6(c) of this Agreement.

f. Restricted Area. The "Restricted Area" shall, if this Agreement has been terminated pursuant to Section 6(b) or 6(c), be the area commonly included as part of the "Standard Metropolitan Statistical Area" of Pompano Beach, Florida.

g. Competitive Business Activities. The term "Competitive Business Activities" as used herein shall be deemed to mean the Business.

h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

i. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive's employment with the Company.

j. Remedies.

i.The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8. Indemnification.

a. The Executive shall continue to be covered by the Articles of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Incorporation and Florida law. To the extent that any such payments by the Company pursuant to the Company's Articles of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company's Articles of Incorporation or Bylaws, or pursuant to Florida or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

b. The Company specifically acknowledges and agrees that the Executive has personally guaranteed certain obligations on behalf of the Company and further that the Executive is personally liable for certain obligations of the Company. The Company shall indemnify and hold the Executive harmless from any and all obligations that the Executive may incur, including, without limitation, costs and attorneys fees in connection with such guaranties or personal liabilities. Any costs or expenses that may be incurred by the Executive in connection with such liabilities or guaranties shall be reimbursed to the Executive, upon receipt by the Company of documented evidence of such liabilities, within three (3) business days of the receipt of such documented evidence.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10. Certain Tax Matters. The Company shall indemnify and hold the Executive harmless from and against (i) the imposition of excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto, the ACode@), on any payment made under this Agreement (including any payment made under this paragraph) and any interest, penalties and additions to tax imposed in connection therewith, and (ii) any federal, state or local income tax imposed on any payment made pursuant to this paragraph. The Executive shall not take the position on any tax return or other filing that any payment made under this Agreement is subject to the Excise Tax, unless, in the opinion of independent tax counsel reasonably acceptable to the Company, there is no reasonable basis for taking the position that any such payment is not subject to the Excise Tax under U.S. tax law then in effect. If the Internal Revenue Service makes a claim that any payment or portion thereof is subject to the Excise Tax, at the Company's election, and the Company's direction and expense, the Executive shall contest such claim; provided, however, that the Company shall advance to the Executive the costs and expenses of such contest, as incurred. For the purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which the Executive is resident, net of the reduction in federal income taxes that is obtained from deduction of such state and local taxes.

11.  Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

12.  Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

13.  Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

14.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

15.  Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

16.  Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

17.  Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

18.  Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19.  Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

20.  Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

21.  Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

22.  Venue. Company and Executive acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the 15th Judicial Circuit (or its successor) in and for Palm Beach County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

23.  Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

24.  Compensation for Sale of Company. In the event the Company is sold for a Company Sale Price in excess of the Current Capitalization during the Term of the Agreement, and the Company Sale Price represents at least $2.50 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executive will receive cash compensation of one and one-half percent (1.5%) of the excess of the Company Sale Price over the Current Capitalization, payable in immediately available funds at the time of closing such transaction. The Current Capitalization is defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of this Agreement but the market price per share used for this purpose to be no less than $2.00. The Company Sale Price is defined as the number of common shares outstanding at the time the Company is sold multiplied by the price per share paid in such Company sale transaction.

25.  Change of Control Waiver and AntiDilution. In consideration of the Executive’s agreement that the Change of Control excludes any Merger and any related financing within eighteen (18) months of the Effective Date, which agreement represents a concession from the predecessor employment contract, as well as to address dilution of the Executive’s current options as a result of that Merger and any related financing, the Company agrees to grant the Executive fully vested options for shares equivalent to 1% of the total number of shares to be issued in connection with that Merger and/or any related financing including any contingent shares, once earned. These options will be granted at the time of the closing of a Merger or related financing, exercisable over four years from the date of such grant and with an exercise price equal to the fair value at the date of grant but no less than $1.00. The Company agrees to register these and all other shares or options held by Executive, whether issued during or prior to the Term of this Agreement, with or simultaneously to any shares registered in connection with that Merger and/or any related financing.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

The Company:

Witnesses:	ONSTREAM MEDIA CORPORATION

	By:	/s/ Randy Selman

Witness:	The Executive

	By:	/s/ Robert Tomlinson
Robert Tomlinson